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                                                                    Exhibit 2.4

Agreement and Plan of Merger between Registrant and Acquitron Medical.

                                   APPENDIX A

                                   AGREEMENT
                               AND PLAN OF MERGER
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                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I:        THE MERGER.........................................................   A-1
   1.1            The Merger.........................................................   A-1
   1.2            Effective Time of the Merger.......................................   A-1
ARTICLE II:       THE SURVIVING CORPORATION..........................................   A-1
   2.1            Certificate of Incorporation.......................................   A-1
   2.2            By-laws............................................................   A-1
   2.3            Directors and Officers of Surviving Corporation....................   A-1
ARTICLE III:      CONVERSION OF SHARES...............................................   A-2
   3.1            Exchange Ratio.....................................................   A-2
   3.2            Exchange of Shares.................................................   A-2
   3.3            Dividends; Transfer Taxes..........................................   A-3
   3.4            No Fractional Shares...............................................   A-3
   3.5            Closing of AMI Transfer Books......................................   A-4
   3.6            Closing............................................................   A-4
   3.7            Supplementary Action...............................................   A-4
   3.8            Dissenting Shares..................................................   A-4
ARTICLE IV:       REPRESENTATIONS AND WARRANTIES OF AMI..............................   A-4
   4.1            Organization.......................................................   A-5
   4.2            Capitalization.....................................................   A-5
   4.3            Authority Relative to this Agreement...............................   A-5
   4.4            Consents and Approvals; No Violations..............................   A-6
   4.5            Reports and Financial Statements...................................   A-6
   4.6            Absence of Certain Changes or Events...............................   A-6
   4.7            Information in Registration Statement and Proxy Statement..........   A-7
   4.8            Litigation.........................................................   A-7
   4.9            Contracts..........................................................   A-7
   4.10           Employee Benefit Plans.............................................   A-8
   4.11           Tax Matters........................................................   A-9
   4.12           Compliance with Applicable Law.....................................  A-11
   4.13           Subsidiaries.......................................................  A-11
   4.14           Interested Party Transactions......................................  A-11
   4.15           Labor and Employment Matters.......................................  A-11
   4.16           Ownership of Shares of NPB Common Stock............................  A-11
   4.17           Insurance..........................................................  A-11
   4.18           Contracts with Physicians, Hospitals, HMOs and Third Party
                  Providers..........................................................  A-12
   4.19           Environmental Protection...........................................  A-12
   4.20           Intellectual Property Rights.......................................  A-13
   4.21           FDA and Related Matters............................................  A-14
   4.22           Real Property......................................................  A-14
   4.23           Complete Copies of Requested Reports...............................  A-15
   4.24           Share Ownership....................................................  A-15
   4.25           Opinion of Financial Advisors......................................  A-15

                                        i
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
                                                                                       PAGE
                                                                                       ----
   4.26           Pooling of Interests...............................................  A-15
   4.27           Accounts Receivable................................................  A-15
   4.28           Customers and Suppliers............................................  A-16
   4.29           Representations Complete...........................................  A-16
   4.30           Takeover Statutes..................................................  A-16
   4.31           Voting Arrangements................................................  A-16
   4.32           Ownership of Shares................................................  A-16
   4.33           Inventories........................................................  A-16
   4.34           Product Liability Matters..........................................  A-16
   4.35           No Undisclosed Liabilities.........................................  A-17
ARTICLE V:        REPRESENTATIONS AND WARRANTIES OF NPB..............................  A-17
   5.1            Organization.......................................................  A-17
   5.2            Capitalization.....................................................  A-17
   5.3            Authority Relative to this Agreement...............................  A-18
   5.4            Consents and Approvals; No Violations..............................  A-18
   5.5            Reports and Financial Statements; Absence of Certain Changes.......  A-18
   5.6            Information in Registration Statement and Proxy Statement..........  A-19
   5.7            Share Ownership....................................................  A-19
   5.8            Compliance With Applicable Law.....................................  A-19
   5.9            Ownership of Shares of AMI Common Stock............................  A-19
   5.10           Complete Copies of Requested Reports...............................  A-19
   5.11           Pooling of Interests...............................................  A-19
   5.12           Representations Complete...........................................  A-19
ARTICLE VI:       CONDUCT OF BUSINESS PENDING THE MERGER.............................  A-20
   6.1            Conduct of Business by AMI and NPB Pending the Merger..............  A-20
   6.2            Compensation Plans.................................................  A-22
   6.3            Current Information................................................  A-22
   6.4            Letters of AMI's and NPB's Auditors................................  A-22
   6.5            Legal Conditions to Merger.........................................  A-22
   6.6            Affiliates; Pooling of Interests...................................  A-23
   6.7            Advice of Changes; Government Filings..............................  A-23
   6.8            Accounting Methods.................................................  A-24
ARTICLE VII:      ADDITIONAL AGREEMENTS..............................................  A-24
   7.1            Access and Information.............................................  A-24
   7.2            No Solicitation of Transactions....................................  A-24
   7.3            Registration Statement.............................................  A-24
   7.4            Proxy Statement; Stockholder Approval..............................  A-24
   7.5            Nasdaq National Market.............................................  A-25
   7.6            Antitrust Laws.....................................................  A-25
   7.7            Certain Employee Benefit Plans Matters.............................  A-25
   7.8            Stock Options and Warrants.........................................  A-26
   7.9            Director and Officer Indemnification, Etc..........................  A-26
   7.10           Public Announcements...............................................  A-26
   7.11           Expenses...........................................................  A-27

                                       ii
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
                                                                                       PAGE
                                                                                       ----
   7.12           Additional Agreements..............................................  A-27
   7.13           AMI Accruals and Reserves..........................................  A-27
   7.14           FIRPTA.............................................................  A-27
   7.15           Takeover Statutes..................................................  A-27
   7.16           Management Incentive Plan..........................................  A-28
   7.17           Existing Agreements With AMI Officers and Employees................  A-28
   7.18           Consulting Agreements..............................................  A-28
ARTICLE VIII:     CONDITIONS TO CONSUMMATION OF THE MERGER...........................  A-28
   8.1            Conditions to Each Party's Obligation to Effect the Merger.........  A-28
   8.2            Conditions to Obligation of AMI to Effect the Merger...............  A-29
   8.3            Conditions to Obligations of NPB to Effect the Merger..............  A-30
ARTICLE IX:       TERMINATION, AMENDMENT AND WAIVER..................................  A-30
   9.1            Termination........................................................  A-30
   9.2            Effect of Termination..............................................  A-31
   9.3            Cancellation Fees; Expenses........................................  A-31
   9.4            Amendment..........................................................  A-32
   9.5            Extension; Waiver..................................................  A-32
ARTICLE X:        GENERAL PROVISIONS.................................................  A-32
   10.1           Survival of Representations, Warranties and Agreements.............  A-32
   10.2           Brokers............................................................  A-32
   10.3           Notices............................................................  A-33
   10.4           Descriptive Headings...............................................  A-33
   10.5           Entire Agreement; Assignment.......................................  A-33
   10.6           Governing Law......................................................  A-33
   10.7           Counterparts.......................................................  A-33
   10.8           Validity...........................................................  A-33
   10.9           Jurisdiction and Venue.............................................  A-34
   10.10          Investigation......................................................  A-34
   10.11          Consents...........................................................  A-34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 9, 1996 by and among Nellcor Puritan Bennett Incorporated, Delaware corporation ("NPB"), and Aequitron Medical, Inc., a Minnesota corporation ("AMI").

     WHEREAS, the Boards of Directors of NPB and AMI each have determined that the acquisition of AMI by NPB is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), AMI shall be merged with and into NPB, NPB shall be the surviving corporation (the "Surviving Corporation") and the separate existence of AMI shall thereupon cease (the "Merger"). The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 302A.641 of the Minnesota Business Corporations Act ("MBCA").

     1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota, which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section
3.6 hereof upon satisfaction or waiver of the conditions set forth in Article
VIII. When used in this Agreement, the term "Effective Time" shall mean the date and time at which both such Certificates of Merger have been so filed.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of NPB shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     2.2 Bylaws. The Bylaws of NPB as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     2.3 Directors and Officers of Surviving Corporation.

     (a) The directors of NPB shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of NPB at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                              CONVERSION OF SHARES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Subject to Section 3.4 hereof, each share of common stock, no par value ("AMI Common Stock"), of AMI that is issued and outstanding immediately prior to the Effective Time (other than shares of AMI Common Stock to be canceled pursuant to Section 3.1(b)) shall be converted at the Effective Time into the right to receive that fraction of a share of NPB of common stock, par value $0.001 per share, of NPB equal to the Exchange Ratio (as defined below) together with the corresponding preferred stock purchase rights associated with such shares of NPB common stock in accordance with the NPB Rights Agreement (as defined in Section 5.2(b)) ("NPB Common Stock"). All references herein to NPB Common Stock, including the shares issuable in the Merger, shall be deemed to include the associated preferred stock purchase rights, except where the context otherwise clearly requires.

     The exchange ratio for the Merger ("Exchange Ratio") shall be calculated as follows:

     1. If the Closing Market Value (as defined below) is greater than or equal to $23.14 and less than or equal to $26.61, the Exchange Ratio will be .432;

     2. If the Closing Market Value is greater than $26.61, the Exchange Ratio will be the quotient of (A) $11.50 divided by (B) the Closing Market Value, rounded to the nearest one-one thousandth of a share;

     3. If the Closing Market Value is less than $23.14 and greater than or equal to $22.75, the Exchange Ratio will be the quotient of (A) $10.00 divided by (B) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and

     4. If the Closing Market Value is less than $22.75, the Exchange Ratio will be .440.

     For purposes of this Agreement, the "Closing Market Value" shall mean the average of the closing prices of NPB Common Stock as reported by the Nasdaq National Market for the ten trading days ending on the fifth trading day prior to the AMI shareholders meeting referred to in Section 7.4.

     At the Effective Time, all such shares of AMI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares of AMI Common Stock (a "Certificate") shall thereafter represent the right to receive
(i) the number of whole shares of NPB Common Stock and (ii) cash in lieu of fractional shares into which the shares of AMI Common Stock represented by such Certificate have been converted pursuant to Section 3.2 and Section 3.4 hereof. Each Certificate shall be exchanged for (x) certificates representing whole shares of NPB Common Stock, and (y) cash in lieu of fractional shares, issued in consideration therefor upon the surrender of such Certificate in accordance with the provisions hereof, without interest thereon. If prior to the Effective Time NPB should split or combine the shares of NPB Common Stock, or pay a stock dividend or other stock distribution, in, or in exchange of, shares of NPB Common Stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

     At the Effective Time, all stock options, warrants and convertible securities to purchase AMI Common Stock then outstanding shall be assumed by NPB in accordance with Section 7.8.

     (b) Each share of AMI Common Stock held in the treasury of AMI and each share of AMI Common Stock held by NPB or any subsidiary of NPB immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no shares of NPB Common Stock shall be issued in exchange therefor. All shares of NPB Common Stock owned by AMI or any subsidiary of AMI shall become treasury stock of NPB.

     3.2 Exchange of Shares.

     (a) Prior to the Effective Time, NPB shall select, and enter into an agreement (in form and substance reasonably satisfactory to AMI) with, a bank or trust company to act as Exchange Agent hereunder (the

"Exchange Agent"). Within a reasonable period of time after the Effective Time, NPB shall make available, and each holder of shares of AMI Common Stock (other than Excluded Shares) will be entitled to receive upon surrender to the Exchange Agent of one or more Certificates, certificates representing the number of whole shares of NPB Common Stock and cash in lieu of fractional shares into which such shares of AMI Common Stock are converted in the Merger. The shares of NPB Common Stock into which the shares of AMI Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of AMI Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NPB may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of NPB Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of NPB Common Stock and
(ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article III.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, NPB will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of NPB Common Stock and cash in lieu of fractional shares into which the shares of AMI Common Stock represented by the Certificate are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, NPB may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give NPB a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against NPB with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.3 Dividends; Transfer Taxes. No dividends that are declared on shares of NPB Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing shares of NPB Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of NPB Common Stock shall be issued, any dividends which shall have become payable with respect to such shares of NPB Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any shares of NPB Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall
(a) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of NPB Common Stock in a name other than that of the registered holder of the Certificate surrendered or (b) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of AMI Common Stock for any shares of NPB Common Stock or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.4 No Fractional Shares. No fractional shares of NPB Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of NPB Common Stock pursuant to Section 3.2, cash adjustments will be paid to holders in respect of any fractional share of NPB Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of NPB Common Stock multiplied by the closing sales price per share of NPB Common Stock on the Nasdaq National Market on the business day immediately preceding the Closing Date.

     3.5 Closing of AMI Transfer Books. At the Effective Time, the stock transfer books of AMI shall be closed and no transfer of shares of AMI Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of NPB Common Stock or cash in lieu of fractional shares in accordance with the terms hereof. At and after the Effective Time, the holders of shares of AMI Common Stock to be exchanged for shares of NPB Common Stock pursuant to this Agreement shall cease to have any rights as stockholders of AMI, except for the right to surrender such Certificates in exchange for shares of NPB Common Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

     3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92765 at 9:00 a.m., local time, on the first business day (the "Closing Date") following the date on which the AMI stockholders' meeting referred to in Section 7.4 hereof shall have occurred; provided that if all of the other conditions set forth in Article VIII hereof are not satisfied or waived at such date the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as NPB and AMI shall agree.

     3.7 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of AMI, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of AMI in the name of and on behalf of AMI to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.8 Dissenting Shares. If holders of AMI Common Stock are entitled to dissent from the Merger and demand appraisal of any such AMI Common Stock under applicable law (each person electing to exercise such rights, a "Dissenting Holder"), any shares of AMI Common Stock held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided, however, that each share of AMI Common Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares of AMI Common Stock, in either case pursuant to applicable law, shall not be deemed an Excluded Share, but shall be deemed to be converted, as of the Effective Time, into the right to receive NPB Common Stock in accordance with the Exchange Ratio.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF AMI

     As used in this Agreement, (a) the term "Material Adverse Effect" means, with respect to AMI or NPB, as the case may be, a material adverse effect on the business, assets, operations or results of operation or condition (financial or otherwise) of AMI or NPB, in each case including its subsidiaries taken as a whole, or on its ability to perform its obligations hereunder and (b) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

     Except as set forth in the disclosure letter delivered to NPB at or prior to the execution of this Agreement ("AMI Disclosure Schedule"), AMI represents and warrants to NPB as follows:

     4.1 Organization. AMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power to carry on its business as it is now being conducted. AMI is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect. Each subsidiary of AMI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not in the aggregate have a Material Adverse Effect. AMI has delivered to NPB or its counsel complete and correct copies of its and its subsidiaries' Articles of Incorporation and Bylaws.

     4.2 Capitalization.

     (a) As of September 1, 1996, the authorized capital stock of AMI consists of 15,000,000 shares of AMI Common Stock. As of September 1, 1996, 4,950,842 shares of AMI Common Stock were issued and outstanding, stock options to acquire 1,177,400 shares of AMI Common Stock (the "AMI Stock Options") were outstanding under all stock option plans of AMI, 417,955 additional shares of AMI Common Stock were reserved for issuance under AMI's stock option plans. No changes have occurred in such capitalization since September 1, 1996 that, in the aggregate, would be material to AMI, except for option exercises in the ordinary course of business. All of the issued and outstanding shares of AMI Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of AMI or any agreement to which AMI or any of its subsidiaries is a party or by which AMI or any of its subsidiaries is bound. Since September 1, 1996, AMI has not issued any shares of its capital stock, except upon the exercise of AMI Stock Options.

     (b) Except as set forth in Section 4.2, there are not now, and at the Effective Time there will not be, any shares of capital stock of AMI issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating AMI to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of AMI were issued or outstanding, nor will there be any issued or outstanding at the Effective Time. All outstanding shares of the capital stock of AMI's subsidiaries are validly issued, fully paid, non-assessable and owned by AMI or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no voting trust or other agreements or understandings to which AMI is a party with respect to the voting of the capital stock of AMI or any of its subsidiaries. None of AMI or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of AMI, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. Immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating AMI or any subsidiary of AMI to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of AMI Common Stock or any Voting Debt, or obligating AMI or any subsidiary of AMI to grant, extend or enter into any such option, warrant, call, right or agreement.

     4.3 Authority Relative to this Agreement. AMI has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AMI and the consummation by AMI of the transactions contemplated hereby have been duly authorized by AMI's Board of Directors and, except for the favorable vote of a majority of the shares of outstanding capital stock of AMI entitled to vote thereon in accordance with applicable law, no other corporate proceedings on the part of AMI are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AMI and constitutes a valid and binding agreement of AMI, enforceable against AMI in accordance with its terms.

     4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of a Certificate of Merger as required by the DGCL and MBCA, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by AMI of the transactions contemplated by this Agreement, except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Neither the execution and delivery of this Agreement by AMI, nor the consummation by AMI of the transactions contemplated hereby, nor compliance by AMI with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of AMI or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination) under, or give rise to creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of AMI or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation to which AMI or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to AMI, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances which would not in the aggregate have a Material Adverse Effect.

     4.5 Reports and Financial Statements. AMI has filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since May 1980 including, without limitation, Annual Reports on Form 10-K for the years ended April 30, 1994, April 30, 1995 and April 30, 1996 (all such reports and amendments thereto, collectively, the "AMI SEC Reports"), and has previously furnished or made available to NPB true and complete copies of all AMI SEC Reports filed with respect to periods beginning after April 30, 1992 (including any exhibits thereto) and will promptly deliver to NPB any AMI SEC Reports filed between the date hereof and the Effective Time. None of such AMI SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to the AMI SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the AMI SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the AMI SEC Reports fairly presents the consolidated financial position of AMI and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of AMI and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (a) normal year end adjustments which would not in the aggregate be material in amount or effect and (b) the permitted exclusion of all footnotes that would otherwise be required by generally acceptable accounting principles.

     4.6 Absence of Certain Changes or Events. Except as disclosed in the AMI SEC Reports filed prior to the date of this Agreement, since April 30, 1996, neither AMI nor any of its subsidiaries: (a) has taken any of the actions prohibited in Section 6.1 or Section 6.2 hereof; (b) has incurred any material liability, except in the ordinary course of its business and consistent with past practices; (c) has suffered any change, or any event involving a prospective change, in its business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by AMI to NPB prior to the execution of this Agreement); or (d) subsequent to the date hereof, except as permitted by Section 6.1 or Section 6.2 hereof, will conduct its business and operations other than in the ordinary course of business and consistent with past practices.

     4.7 Information in Registration Statement and Proxy Statement. The information relating to AMI and its subsidiaries to be contained in (a) the Registration Statement on Form S-4 to be filed with the SEC by NPB under the Securities Act for the purpose of registering the shares of NPB Common Stock to be issued in the Merger or pursuant to this Agreement (the "Registration Statement") and (b) the proxy statement to be distributed in connection with AMI's meeting of stockholders to vote upon this Agreement and related matters (the "Proxy Statement"), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.8 Litigation. As of the date of this Agreement, except as disclosed in the AMI SEC Reports filed prior to the date of this Agreement and except to the extent that in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of AMI, threatened against or involving AMI or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against AMI or any of its subsidiaries; and (c) AMI and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them.

     4.9 Contracts.

     (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which AMI or any of its subsidiaries is a party that relates to or affects the assets or operations of AMI or any of its subsidiaries or to which AMI or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of AMI and in full force and effect with respect to AMI or such subsidiary and, to the best knowledge of AMI, with respect to all other parties thereto. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, there are no existing defaults by AMI or any of its subsidiaries thereunder or, to the knowledge of AMI, by any other party thereto, and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time, the declaration of default or other similar event) would constitute a default by AMI or any of its subsidiaries thereunder, other than defaults that would not in the aggregate have a Material Adverse Effect. Section 4.9(a) of the AMI Disclosure Schedule lists all consents of third parties required for the consummation of the transactions contemplated by this Agreement.

     (b) Except (i) as set forth in the AMI SEC Reports (including the exhibits thereto) filed prior to the date of this Agreement, and (ii) for this Agreement, as of the date of this Agreement neither AMI nor any of its subsidiaries is a party to any oral or written (v) consulting agreement, (w) joint venture, (x) noncompetition or similar agreement that restricts AMI or its subsidiaries from engaging in a line of business, (y) agreement with any executive officer or other employee of AMI or any subsidiary the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving AMI of the nature contemplated by this Agreement, or (z) agreement with respect to any executive officer of AMI or any subsidiary providing any term of employment or compensation guaranty. AMI has no agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (c) AMI has no agreements or arrangements to sell or otherwise dispose of, or lease, acquire or otherwise invest in, any property, lines of business or other assets that are in the aggregate material to AMI's business.

     4.10 Employee Benefit Plans.

     (a) Section 4.10(a) of the AMI Disclosure Schedule sets forth a true and complete list of each written or oral employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), policy or agreement (including, without limitation, any employment agreement or severance agreement) that is maintained (all of the foregoing, the "AMI Plans"), or is or was contributed to by AMI or pursuant to which AMI is still potentially liable for payments, benefits or claims. A copy of each AMI Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each AMI Plan have heretofore been delivered to NPB or its counsel. Neither AMI nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with AMI would be deemed a "single employer" within the meaning of Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan")) during the six calendar years preceding the date of this Agreement.

     (b) Each AMI Plan which is an "employee benefit plan," as defined in
Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to AMI Plans, including but not limited to ERISA and the Code, except for instances of noncompliance that would not in the aggregate have a Material Adverse Effect.

     (c) All reports, forms and other Reports required to be filed with any government entity with respect to any AMI Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate, except for instances of noncompliance that would not in the aggregate have a Material Adverse Effect.

     (d) Each AMI Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify after January 1, 1985, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the AMI Plan and its related trust, except such adverse effects as would not in the aggregate constitute a Material Adverse Effect. AMI and each ERISA Affiliate of AMI have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such AMI Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

     (e) All contributions or other amounts payable by AMI or its subsidiaries as of the Effective Time with respect to each AMI Plan and in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the Financial Statements of AMI in accordance with past practice and the recommended contribution in any actuarial report.

     (f) No AMI Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) continuation group health coverage pursuant to Section 4980B of the Code, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits with respect to which there is an accrual of liability on the books of AMI or its ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

     (g) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to AMI Plans for plan years ending on or before the date hereof.

     (h) As of the date hereof, no AMI Plan subject to Title IV of ERISA, and no employee benefit plan maintained by an ERISA Affiliate of AMI and subject to Title IV of ERISA, has benefit liabilities (as defined in Section 4001(a)(16) of ERISA) exceeding the assets of such plan or has been completely or partially terminated.

     (i) With respect to each AMI Plan:

          (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

          (ii) no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation;

          (iii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending or, to the knowledge of AMI, threatened or imminent against or with respect to AMI Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the AMI Plan; and

          (iv) neither AMI nor any fiduciary has any knowledge of any facts which could give rise to any such action or claim.

     (j) Neither AMI nor any ERISA Affiliate of AMI has any liability or is threatened with any liability (whether joint or several) (i) for the termination of any single employer plan under Sections 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under
Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code,
(iv) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (vi) to a fine under Section 502 of ERISA, or (vii) for any transaction within the meaning of Section 4069 of ERISA.

     (k) AMI has not incurred any withdrawal liability with respect to any Multiemployer Plan within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject AMI to any controlled group liability under Section 4001(b) of ERISA.

     (l) All of the AMI Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 608 of ERISA, except for such instances of noncompliance which would not in the aggregate have a Material Adverse Effect.

     4.11 Tax Matters. AMI makes the following representations and warranties with respect to tax matters.

     (a) Definitions. For purposes of this Section 4.11, the following definitions shall apply:

          (i) The term "AMI Group" shall mean, individually and collectively,
     (A) AMI and (B) any individual, trust, corporation, partnership or any other entity as to which AMI is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

          (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the AMI Group is required to pay, withhold or collect.

          (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (b) Returns Filed and Taxes Paid. (i) All Returns required to be filed by or on behalf of members of the AMI Group have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and (iii) no other Taxes are payable by the AMI Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Each member of the AMI Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the AMI Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the AMI Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (c) Tax Reserves. The amount of AMI's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not in the aggregate exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the consolidated balance sheet of AMI included in the AMI SEC Report for the quarter ending closest to the date of this Agreement, and the amount of AMI's liability for unpaid Taxes for all periods ending on or before the Effective Time shall not in the aggregate materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the consolidated balance sheet of AMI included in the AMI SEC Report for the quarter ending closest to the Effective Time, plus additions thereto accrued through the Effective Time that are consistent with past practice and in the ordinary course of business.

     (d) Consolidated Returns Furnished. NPB has been furnished by AMI true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by AMI Group or on behalf of the AMI Group relating to federal income taxes, and (ii) all federal income tax returns for the AMI Group, in each case for all periods ending on and after April 30, 1992. AMI has never been a member of an affiliated group filing consolidated returns other than a group of which AMI was the common parent.

     (e) Tax Deficiencies; Audits; Statutes of Limitations. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the AMI Group that would cause AMI's reserves for taxes to be understated by an amount material to AMI. No federal income tax returns of the AMI Group are currently under audit, and no waiver or extension of the statute of limitations is in effect with respect to any federal income tax returns.

     (f) Tax Sharing Agreements. AMI is not (nor has it ever been) a party to any tax sharing agreement.

     (g) Tax Elections and Special Tax Status. NPB is not required to withhold tax on the acquisition of the stock of AMI by reason of Section 1445 of the Code. No member of the AMI Group is a "consenting corporation" under Section 341(f) of the Code.

     (h) Section 6038A Compliance. (i) AMI has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties; (ii) each related foreign person required to maintain records under Section 6038A with respect to transactions between AMI and the related foreign person has maintained such records; (iii) all material Reports that are required to be created and/or preserved by the related foreign person with respect to transactions with AMI are either maintained in the United States, or AMI is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation section 1.6038A-1; (iv) AMI is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A; and (v) each related foreign person that has engaged in transactions with AMI has authorized AMI to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with AMI, and each such authorization remains in full force and effect.

     4.12 Compliance With Applicable Law. AMI and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of AMI and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to AMI or any of its subsidiaries, except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect.

     4.13 Subsidiaries. Exhibit 21 to AMI's most recent Form 10-K included in the AMI SEC Reports lists all the subsidiaries of AMI as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation or organization.

     4.14 Interested Party Transactions. Except as disclosed in the AMI SEC Reports, neither AMI nor any of its subsidiaries is indebted to any director, officer, employee or agent of AMI or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to AMI or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K promulgated under the Securities Act and Exchange Act since April 30, 1992.

     4.15 Labor and Employment Matters.

     (a) (i) Except for such matters that would not in the aggregate have a Material Adverse Effect, AMI and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice. (ii) No investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending or, to the knowledge of AMI, threatened, nor has any such investigation occurred during the last seven years, and no governmental entity has provided any notice to AMI or any of its subsidiaries asserting an intention to conduct any such investigation. (iii) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of AMI, threatened against AMI or any of its subsidiaries. (iv) No union representation question or union organizational activity exists respecting the employees of AMI or any of its subsidiaries. (v) Neither AMI nor any of its subsidiaries has experienced any work stoppage or other labor difficulty. (vi) No collective bargaining agreement exists which is binding on AMI or any of its subsidiaries.

     (b) In the event of termination of the employment of any officers, directors, employees or agents of AMI or any of its subsidiaries, neither AMI, any of its subsidiaries, NPB, the Surviving Corporation, nor any other subsidiaries of NPB, will pursuant to any agreement or by reason of anything done prior to the Effective Time by AMI or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

     4.16 Ownership of Shares of NPB Common Stock. As of the date hereof, neither AMI nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of NPB Common Stock, except for shares of NPB Common Stock in the aggregate representing less than 1% of the outstanding shares of NPB Common Stock.

     4.17 Insurance. As of the date hereof, AMI and each of its subsidiaries are insured by insurers reasonably believed by AMI to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring AMI or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by AMI or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

     4.18 Contracts with Physicians, Hospitals, HMOs and Third Party
Providers. AMI has made available to representatives of NPB a list and copies of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) that are material to AMI's business and that are between (a) AMI or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, home care or other third-party provider relating to the sale or supply of medical devices, the provision of medical or consulting services, treatments or patient referrals or any other similar activities.

     4.19 Environmental Protection.

     (a) None of AMI, AMI's subsidiaries, or any AMI Property (as defined in subsection (d) below) is or has been in violation of any federal, state or local law, ordinance or regulation concerning industrial hygiene or environmental conditions, including, but not limited to, soil and groundwater conditions ("Environmental Laws").

     (b) Neither AMI nor any of its subsidiaries has reported any, or has had knowledge of any circumstances giving rise to any reporting requirement under applicable Environmental Laws as to any, spills or releases of any Hazardous Materials on, under or about any AMI Property, nor has AMI or any of its subsidiaries received any notices of spills or releases of Hazardous Materials on, under or about any AMI Property. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. sec.sec. 2011 et seq.

     (c) There is no proceeding or investigation pending or, to the knowledge of AMI, threatened by any governmental entity or other person with respect to the presence of Hazardous Material on, under or about AMI Properties or the migration thereof from or to other property. Neither AMI nor any of its subsidiaries has ever been required by any governmental entity to treat, clean up, or otherwise dispose of, remove or neutralize any Hazardous Material on, under or about any AMI Property.

     (d) Neither AMI, any current or former subsidiary of AMI, nor to AMI's knowledge, any other person has engaged in any activity that might reasonably be expected to involve the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any property that AMI or any of its current or former subsidiaries now owns or leases or has previously owned or leased or in which AMI or any such subsidiary now holds or has previously held any security interest, mortgage, or other lien or interest ("AMI Property") which generation, use, manufacture, treatment, transportation, storage or disposal would in the aggregate have a Material Adverse Effect, and no (i) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (ii) condition that has resulted or could result in any use, ownership or transfer restriction, or (iii) to the knowledge of AMI, condition of actual or potential nuisance has occurred on or from such AMI Property, and to the knowledge of AMI, no condition exists that could give rise to any suit, claim, action, proceeding or investigation by any person or governmental entity against AMI, any of its subsidiaries or any other person or such AMI Property as a result of or in connection with (a) any of the foregoing events, (b) any failure to obtain any required permits or approvals of any governmental entity, (c) the violation of any terms or conditions of such permits, or (d) any other violation of Environmental Laws.

     (e) To the knowledge of AMI, there are no substances or conditions in or on AMI Property which may support claims or causes of action under any applicable Environmental Law.

     (f) For purposes of this Section 4.19, the term "Material Adverse Effect" includes (i) any material injunction or criminal action or proceeding against or involving AMI and (ii) any requirement that executive officers of NPB or AMI be subjected to a consent decree or become individually involved in any proceeding in clause (i) above.

     4.20 Intellectual Property Rights.

     (a) Section 4.20(a) of the AMI Disclosure Schedule sets forth an accurate and complete list of all (i) patents, applications for patents, registrations of trademarks (including service marks) and applications therefor and registrations of copyrights and applications therefor that are owned by AMI or any of AMI's subsidiaries; (ii) other Intellectual Property Rights (as defined below) that are owned by AMI or AMI's subsidiaries; (iii) unexpired licenses relating to AMI Intellectual Property Rights (as defined in (i) below) that have been granted to or by AMI or any of AMI's subsidiaries; and (iv) other agreements relating to Intellectual Property Rights.

     (b) AMI and AMI's subsidiaries collectively own and have the right to use, and to license others to use, all AMI Intellectual Property Rights. Such ownership and right to use, and to license others to use, are free and clear of, and without liability under, all liens and security interests of third parties. Such ownership and right to use, and to license others to use, are free and clear of, and without liability under, all claims and rights of third parties.

     (c) AMI has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of, or AMI's proprietary rights in, the unpatented know-how, technology, proprietary processes, formulae and other information that is utilized in the conduct of AMI's business, including, without limitation, the know-how, technology, proprietary processes, formulae, and other information listed as trade secrets in Section 4.20(c) of the AMI Disclosure Schedule. Without limitation of the generality of the foregoing, AMI and AMI's subsidiaries have obtained confidentiality and inventions assignment agreements from all AMI's and such subsidiaries' past and present employees and independent contractors involved in the creation or development of AMI Intellectual Property Rights (including, without limitation, from all employees and contractors who are inventors, authors, creators or developers of AMI Intellectual Property Rights).

     (d) There are no royalties, honoraria, fees or other payments payable by AMI or AMI subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any of AMI Intellectual Property Rights.

     (e) Neither AMI nor any of AMI's subsidiaries (i) knows of any infringement in the conduct of AMI's business the right or claimed right of any other party with respect to any Intellectual Property Rights known to AMI, or (ii) has knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for AMI or AMI's subsidiaries in the conduct of AMI's business.

     (f) No independent contractors who have performed services related to AMI's business have any right, title or interest in AMI Intellectual Property Rights.

     (g) The execution, delivery and performance of this Agreement by AMI, and the consummation by AMI of the transactions contemplated hereby, will not breach, violate or conflict with any agreement governing AMI Intellectual Property Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of AMI's Intellectual Property Right or in any way impair the right of AMI to use, sell, license or dispose of, or bring any action for the infringement of, AMI Intellectual Property Rights or any portion thereof.

     (h) For purposes of this Section 4.20, "use," with respect to Intellectual Property Rights, includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such Intellectual Property Rights and products incorporating or subject to such Intellectual Property Rights.

     (i) As used in this Agreement, the term "Intellectual Property Rights" means intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know-how, trade secrets, technology, proprietary processes and formulae. As used in this

Agreement, the term "AMI Intellectual Property Rights" means all Intellectual Property Rights that are part of the conduct of the business of AMI.

     4.21 FDA and Related Matters.

     (a) AMI has made and will continue to make available to NPB (i) all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 notices and similar letters or notices issued by the Food and Drug Administration ("FDA") or any other governmental entity that is concerned with the safety, efficacy, reliability or manufacturing of the medical products sold by AMI or its subsidiaries (hereafter in this Section 4.21 "Medical Device Regulatory Agency") to AMI or any of its subsidiaries; (ii) all United States Pharmacopoeia product problem reporting program complaints or reports, MedWatch FDA forms 3500 and device experience network complaints received by AMI or any of its subsidiaries and all Medical Device Reports filed by AMI or any of its subsidiaries, which complaints or reports pertain to any incident involving death or serious injury, and for which incident there has been (x) a notice or followup inquiry to AMI by the FDA, (y) a litigation or arbitration claim or cause of action commenced, or (z) a notice to any insurance carrier of AMI tendering the defense or giving any notice of a possible or actual claim against AMI; (iii) all product recalls and safety alerts conducted by or issued to AMI or any of its subsidiaries and any requests from the FDA or any Medical Device Regulatory Agency requesting AMI or any of its subsidiaries to cease to investigate, test or market any product; (iv) any civil penalty actions begun by FDA or any Medical Device Regulatory Agency against AMI or any of its subsidiaries and known about by AMI or any of its subsidiaries and all consent decrees entered into by the FDA and AMI or AMI's subsidiaries; and (v) any other written communications between AMI or any of its subsidiaries, on the one hand, and the FDA or any Medical Device Regulatory Agency, on the other hand.

     (b) Except to the extent that such items would not, individually or in the aggregate, have a Material Adverse Effect: (i) AMI (or, if applicable, a subsidiary of AMI) has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Medical Device Regulatory Agencies pursuant to applicable requirements of all FDA laws, rules and regulations, and all corresponding state and foreign laws, rules and regulations applicable to AMI or any of its subsidiaries and relating to its medical device business or otherwise applicable to AMI's or its subsidiaries' business; (ii) all representations made by AMI or any of its subsidiaries in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and AMI's products, and the products of AMI's subsidiaries, comply with, and perform in accordance with the specifications described in, such representation; (iii) AMI and AMI's subsidiaries are in compliance with all applicable FDA laws, rules and regulations, (including Good Manufacturing Practices and Medical Device Reporting requirements) and all corresponding applicable state and foreign laws, rules and regulations relating to medical device manufacturers and distributors or otherwise applicable to AMI's or AMI's subsidiaries' business; (iv) AMI has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it or any of its subsidiaries has received or made to operate their respective businesses have been or are being revoked or challenged; and (v) there are no investigations or inquiries pending or threatened relating to the operation of AMI's or its subsidiaries' businesses or AMI's or its subsidiaries' compliance with applicable laws relating to its medical device business or otherwise applicable to AMI's or its subsidiaries' businesses.

     4.22 Real Property.

     (a) Section 4.22(a) of the AMI Disclosure Schedule lists all of the real property owned, leased or currently used by AMI or its subsidiaries in the course of their businesses (the "AMI Real Property"). Section 4.22(a)of the AMI Disclosure Schedule also lists all material real property owned or used by AMI or its subsidiaries in the course of their businesses at any time since April 30, 1992, other than AMI Real Property.

     (b) All AMI Real Property is in all material respects suitable and adequate for the uses for which it is currently devoted. AMI or its subsidiaries has good and marketable title in fee simple absolute to AMI Real Property indicated on
Section 4.22(a) of the AMI Disclosure Schedule to be owned by it, and to the buildings, structures and improvements thereon, and a valid leasehold interest in all other AMI Real Property, in each case free and clear of all Material Encumbrances. "Material Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Other Agreement, claim or equity of any kind, except for any of the foregoing which (i) secures a liability which is accurately reflected in the financial statements of the party whose interest in property is affected thereby; (ii) liens for taxes not yet due; (iii) easements or other similar rights which do not in the aggregate materially interfere with the present use of the property affected thereby; and (iv) other encumbrances. "Other Agreements" means any agreement or arrangement between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, commitments or understanding.

     (c) All buildings, structures, fixtures and other improvements on AMI Real Property are in good repair, to the knowledge of AMI free of defects (latent or patent), and fit for the uses to which they are currently devoted. To the knowledge of AMI, all such buildings, structures, fixtures and improvements on AMI's Real Property conform to all applicable laws. To the knowledge of AMI, the buildings, structures, fixtures and improvements on each parcel of AMI Real Property lie entirely within the boundaries of such parcel of AMI Real Property, and no structures of any kind encroach on AMI Real Property.

     (d) To the knowledge of AMI, none of the AMI Real Property is subject to any Other Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting AMI's right to use it in the manner that such property is currently being used or that it is contemplated to be used.

     (e) No portion of the AMI Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and AMI has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

     (f) The AMI Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, and public streets, all of which are adequate for the uses to which the AMI Real Property is currently devoted.

     4.23 Complete Copies of Requested Reports. AMI has delivered or made available true and complete copies of each document that has been requested by NPB or its counsel in connection with their legal and accounting review of AMI and its subsidiaries. The minute books of AMI and its subsidiaries made available to NPB contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of AMI and its subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

     4.24 Share Ownership. Except as reflected in the AMI SEC Reports as of the date hereof, to AMI's knowledge there are no stockholders with beneficial ownership (as defined in the Exchange Act) of more than 5% of AMI Common Stock.

     4.25 Opinion of Financial Advisors. AMI has received the opinion of Dain Bosworth Incorporated to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of AMI Common Stock from a financial point of view.

     4.26 Pooling of Interests. Based upon consultation with its independent accountants, neither AMI nor any of its subsidiaries, nor any of their respective directors, officers or, to the knowledge of AMI, stockholders, has taken any action that would interfere with NPB's ability to account for the Merger as a pooling of interests.

     4.27 Accounts Receivable. The accounts receivable disclosed in the AMI SEC Reports as of April 30, 1996, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed AMI SEC Reports, or as accrued on the books of AMI in the ordinary course of business consistent with past practices in accordance with generally accepted accounting principles since the last filed AMI SEC Reports represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts, and the amount reserved for doubtful accounts and allowances disclosed in lieu of such AMI SEC Reports or accrued on such books is sufficient to provide for any losses that may be sustained or realized of tax receivables.

     4.28 Customers and Suppliers. As of the date hereof, no customers that individually accounted for more than 5% of AMI's gross revenues during the 12-month period preceding the date hereof has indicated to AMI that it will stop, or decrease the rate of, buying services or products of AMI, or has at any time on or after April 30, 1996 decreased materially its purchase of the products of AMI. As of the date hereof, no material supplier of AMI has indicated that it will stop, or decrease the rate of, supplying materials, products or services to AMI. AMI has not knowingly breached, so as to provide a benefit to AMI that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of AMI.

     4.29 Representations Complete. None of the representations or warranties made by AMI herein or in any schedule hereto, including the AMI Disclosure Schedule, or certificate furnished by AMI pursuant to this Agreement, or the AMI SEC Reports, contain or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such representations permit omissions of items otherwise required to be discussed because they are not material or do not or would not have a Material Adverse Effect on AMI, such omissions in the aggregate would not and do not have a Material Adverse Effect on AMI.

     4.30 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute (each, a "Takeover Statute") is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by AMI and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

     4.31 Voting Arrangements. To the knowledge of AMI, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of AMI relating to the voting of their respective shares.

     4.32 Ownership of Shares. As of the date hereof, neither AMI nor its affiliates and associates (as such terms are defined under the Exchange Act) (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing in each case, shares of capital stock of another company that in the aggregate represents 10% or more of the outstanding shares of capital stock of such other company.

     4.33 Inventories. The inventories of AMI reflected in the April 30, 1996 balance sheet consist of items that are usable or salable in the ordinary course of business and do not include below-standard quality, damaged, defective or obsolete items the value of which has not been fully written down or with respect to which adequate reserves have not been provided, adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of AMI. The AMI Disclosure Schedule discloses the addresses of all warehouses or other facilities and customers, if any, in which or with whom any material amounts of the inventories of AMI are located.

     4.34 Product Liability Matters. As of the date of this Agreement, neither AMI nor any of its subsidiaries has submitted to its product liability insurance carriers any claims with respect to potential product liability of AMI nor knows of any such claims which should have been submitted to its product liability insurance carriers. NPB has previously been afforded access to all files containing, or been furnished with copies of, all pleadings, claims complaints and relevant Reports in connection with the foregoing. Neither AMI, nor any of its subsidiaries, nor to AMI's knowledge, any employee or agent of AMI or any of its subsidiaries, has made any untrue statement of a material fact or omitted to state a material fact in connection with obtaining or renewing any insurance policy providing product liability coverage in respect of the products of AMI or any of its subsidiaries which could reasonably result in the loss of any material portion of such coverage and AMI has not received any written notice from any insurance company stating that any insurance policy of AMI or any of its subsidiaries may not provide coverage up to the limits of such policy for any liability, loss or damage which may be incurred or suffered by AMI in connection with product liability claims other than the possible lack of coverage for punitive damages and claims for deductible amounts.

     4.35 No Undisclosed Liabilities. Except to the extent specifically reflected or reserved against in the Balance Sheet of AMI as of April 30, 1996, or as otherwise set forth on the AMI Disclosure Schedule, AMI does not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and obligations arising after April 30, 1996 in the ordinary course of business.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF NPB

     Except as set forth in the disclosure letter delivered to AMI at or prior to the execution of this Agreement ("NPB Disclosure Schedule"), NPB represents and warrants to AMI as follows:

     5.1 Organization. NPB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. NPB is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect. Each subsidiary of NPB is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not in the aggregate have a Material Adverse Effect. NPB has delivered to AMI or its counsel complete and correct copies of its Certificate of Incorporation and Bylaws.

     5.2 Capitalization.

     (a) As of September 1, 1996, the authorized capital stock of NPB consists of 150,000,000 shares of NPB Common Stock, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "NPB Preferred Stock"). As of September 1, 1996, 59,915,374 shares of NPB Common Stock were issued and outstanding, stock options to acquire 7,313,881 shares of NPB Common Stock were outstanding under all stock option plans of NPB, no warrants to acquire shares of NPB Common Stock were outstanding, no shares of NPB Preferred Stock were issued and outstanding, and 3,623,772 additional shares of NPB Common Stock (under NPB's stock option plans) and 500,000 shares of NPB Preferred Stock were reserved for issuance. No changes in such capitalization have occurred since September 1, 1996 that, in the aggregate, would be material to NPB, except for option exercises in the ordinary course of business. All of the issued and outstanding shares of NPB Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of NPB or any agreement to which NPB or any of its subsidiaries is a party or by which NPB or any of its subsidiaries is bound. Since September 1, 1996, NPB has not issued any shares of its capital stock, except upon the exercise of stock options to acquire shares of NPB Common Stock to employees under employee benefit plans. All of the shares of NPB Common Stock issuable in exchange for shares of Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

     (b) Except pursuant to NPB's employee benefit plans and as otherwise provided in this Agreement and that certain Rights Agreement dated September 1, 1992, as amended, between NPB and The First National Bank of Boston as Rights Agent (the "NPB Rights Agreement"), there are not now, and at the Effective Time there will not be, any shares of capital stock of NPB issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating NPB to issue, transfer or sell any shares of its capital stock. As of the date hereof, no Voting Debt of NPB was issued and outstanding and none will be outstanding as of the Effective Time. All outstanding shares of the capital stock of NPB's subsidiaries are validly issued, fully paid, non-assessable and owned by NPB or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trust or other agreements or understandings to which NPB is a party with respect to the voting of the capital stock of NPB or any of its subsidiaries. None of NPB or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of NPB, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. Except for options and warrants described above or as contemplated by
Section 7.8 below, immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating NPB or any subsidiary of NPB to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of NPB Common Stock or any Voting Debt, or obligating NPB or any subsidiary of NPB to grant, extend, or enter into any such option, warrant, call, right or agreement.

     5.3 Authority Relative to this Agreement. NPB has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NPB and the consummation by NPB of the transactions contemplated hereby have been duly authorized by the Board of Directors of NPB and no other corporate proceedings on the part of NPB are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NPB and constitutes a valid and binding agreement of NPB, enforceable against NPB in accordance with its terms.

     5.4 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, Securities Act, Exchange Act, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of a Certificate of Merger as required by the DGCL and MBCA, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by NPB of the transactions contemplated by this Agreement, except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Neither the execution and delivery of this Agreement by NPB, nor the consummation by NPB of the transactions contemplated hereby, nor compliance by NPB with any of the provisions hereof, will (a) result in any breach of the Certificate of Incorporation or Bylaws of NPB or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination) under, or give rise to creation of any lien, charge, security interest or encumbrance upon, any of the respective properties or assets of NPB or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement, or other instrument or obligation to which NPB or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to NPB, any of its subsidiaries, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances that would not in the aggregate have a Material Adverse Effect.

     5.5 Reports and Financial Statements; Absence of Certain Changes. NPB has filed all reports required to be filed with the SEC pursuant to the Exchange Act since July 7, 1984 including, without limitation, an Annual Report on Form 10-K for the fiscal year ended July 3, 1995 and Quarterly Reports on Form 10-Q dated November 15, 1995, February 14, 1996 and May 15, 1996 (all such reports, collectively, the "NPB SEC Reports"), and has previously furnished or made available to AMI true and complete copies of all NPB SEC Reports filed with respect to periods beginning after December 31, 1992 (including any exhibits thereto) and will promptly deliver to AMI any NPB SEC Reports filed between the date hereof and the Effective Time. None of such NPB SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to the NPB SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the NPB SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the NPB SEC Reports fairly presents the consolidated financial position of NPB and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of NPB and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which would not in the aggregate be material in amount or effect. Except as specifically contemplated by this Agreement or reflected in the NPB SEC Reports, since May 15, 1996 there has not been (a) any change or event having a Material Adverse Effect on NPB,
(b) any declaration setting aside or payment of any dividend or distribution with respect to the NPB Common Stock other than consistent with past practices, or (c) any material change in NPB's accounting principles, procedures or methods.

     5.6 Information in Registration Statement and Proxy Statement. The information relating to NPB and its subsidiaries to be contained in the Registration Statement and the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.7 Share Ownership. Except as reflected in the NPB SEC Reports, as of the date hereof, to NPB's knowledge there are no stockholders with beneficial ownership (as defined in the Exchange Act) of more than 5% of the NPB Common Stock.

     5.8 Compliance With Applicable Law. Except as disclosed in the NPB SEC Reports filed prior to the date of this Agreement, NPB and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of NPB and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to NPB or any of its subsidiaries, except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect.

     5.9 Ownership of Shares of AMI Common Stock. As of the date hereof, neither NPB nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of AMI Common Stock, except for (i) shares of AMI Common Stock in the aggregate representing less than 1% of the outstanding shares of AMI Common Stock and (ii) the "standstill" provisions of the Confidentiality Agreement, dated July 3, 1996, as amended September 5, 1996 (the "Confidentiality Agreement") relating to the acquisition of AMI Common Stock.

     5.10 Complete Copies of Requested Reports. NPB has delivered or made available (through public sources or directly) true and complete copies of each document that has been requested by AMI or its counsel in connection with their legal and accounting review of NPB and its subsidiaries.

     5.11 Pooling of Interests. Based upon consultation with its independent accountants, neither NPB nor any of its subsidiaries, nor any of their respective directors, officers or, to the knowledge of NPB, stockholders, has taken any action that would interfere with NPB's ability to account for the Merger as a pooling of interests.

     5.12 Representations Complete. None of the representations or warranties made by NPB herein or in any Schedule hereto, including the NPB Disclosure Schedule, or certificate furnished by NPB pursuant to this Agreement, or the NPB SEC Reports, contain or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such representations permit omissions of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on NPB, such omissions in the aggregate would not and do not have a Material Adverse Effect on NPB.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by AMI and NPB Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, except as agreed to in writing by the other party or as set forth in Section 6.1 of the AMI Disclosure Schedule or NPB Disclosure Schedule:

     (a) the respective businesses of AMI and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

     (b) neither AMI nor its subsidiaries shall (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries, other than in connection with the use of shares of capital stock to pay the exercise price or tax withholdings in connection with its stock-based employee benefit plans in the ordinary course of business in accordance with past practice;

     (c) neither AMI nor any of its subsidiaries shall (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued shares of AMI Common Stock reserved for issuance upon the exercise of the stock options or warrants described in the AMI Disclosure Schedule pursuant to AMI's employee stock plans; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities, other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a wholly-owned subsidiary), other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries), other than in the ordinary course of business and consistent with past practices; or (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties;

     (d) AMI shall use its best efforts to preserve intact the business organization of AMI and its subsidiaries to keep available the services of its and its subsidiaries' present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries; provided, however, that no breach of this representation shall be deemed to have occurred if a failure to comply with this Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to AMI or the public announcement thereof;

     (e) neither AMI nor any of its subsidiaries, nor NPB nor any of its subsidiaries shall (i) take, or allow to be taken, any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) take, or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

     (f) AMI shall pay and cause its subsidiaries to pay debts and taxes when due subject to good faith disputes thereof, and pay or perform other obligations when due;

     (g) neither AMI nor any of its subsidiaries, nor NPB nor any of its subsidiaries shall fail to use all reasonable efforts to take or omit to take any action nor shall they agree, in writing or otherwise, to take or omit to take any action, which would make any representation or warranty of AMI or NPB, respectively, herein untrue or incorrect;

     (h) AMI and its subsidiaries shall not enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract or commitment, other than in the ordinary course of business consistent with past practice;

     (i) AMI and its subsidiaries shall not transfer to any person or entity any AMI Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

     (j) AMI and its subsidiaries shall not enter into or amend any agreements pursuant to which any other party is granted distribution, marketing or other rights of any type or scope with respect to any of its products or technology;

     (k) AMI and its subsidiaries shall not enter into any operating lease other than in the ordinary course of business consistent with past practices and in no event in excess of an aggregate of $10,000 over the term of such lease;

     (l) AMI and its subsidiaries shall not pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the AMI Financial Statements or reasonably incurred in connection with the transactions contemplated by this Agreement;

     (m) AMI and its subsidiaries shall not make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

     (n) AMI and its subsidiaries shall not materially reduce the amount of any material insurance coverage provided by existing insurance policies;

     (o) AMI and its subsidiaries shall not (i) hire any new director level or officer level employee, (ii) pay any special bonus or special remuneration to any employee or member of the Board of Directors other than automatic grants, or
(iii) increase the salaries, wage rates, fringe benefits or other compensation of its members of the Board of Directors, officers or employees, except in the case of (ii) and (iii) with respect to non-officer employees in the ordinary course of business and consistent with past practices;

     (p) AMI and its subsidiaries shall not grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

     (q) AMI and its subsidiaries shall not commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with NPB prior to the filing of such a suit, or (iii) for a breach of this Agreement or related agreements (e.g., the Confidentiality Agreement);

     (r) AMI and its subsidiaries shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

     (s) AMI and its subsidiaries shall not other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes;

     (t) AMI and its subsidiaries shall give all notices and other information required prior to the Effective Time to be given to the employees of AMI, any collective bargaining unit representing any group of employees of AMI, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement and NPB shall cooperate with AMI to give such notices and information;

     (u) AMI and its subsidiaries shall not revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under generally accepted accounting practices and in the ordinary course of business; and

     (v) AMI and its subsidiaries shall not enter into any contract, agreement, commitment or arrangement with respect to any of the items prohibited by this
Section 6.1.

     (w) NPB shall not amend its Certificate of Incorporation in any manner that would adversely affect the rights, preferences, or privileges of the holders of Common Stock.

     6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, AMI agrees as to itself and its subsidiaries that it will not, without the prior written consent of NPB (except as required by applicable law or pursuant to existing contractual arrangements or solely to the extent necessary to make compensation increases in the ordinary course of business consistent with past practices or make available existing benefit arrangements to new or promoted employees in the ordinary course of business in accordance with past practice): (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between AMI and one or more of its officers, directors or employees (collectively, "Compensation Plans"), (b) institute any new employee benefit, welfare program or Compensation Plan, (c) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (d) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

     6.3 Current Information. From the date of this Agreement to the Effective Time, AMI will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of NPB and to report the general status of its ongoing operations and to deliver to NPB (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders equity and changes in financial position for the period since the last such report. AMI will promptly notify the other of any material change in the normal course of its or its subsidiaries' business or in its or its subsidiaries' properties.

     6.4 Letters of AMI's and NPB's Auditors. AMI shall use all reasonable efforts to cause to be delivered to NPB a letter of Ernst & Young LLP ("Ernst & Young"), AMI's independent auditors, and NPB shall use all reasonable efforts to cause to be delivered to AMI a letter of Price Waterhouse, LLP ("Price Waterhouse"), NPB's independent auditors, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to NPB or AMI, as applicable, in form and substance reasonably satisfactory to such recipient, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Each of AMI and NPB shall use reasonable efforts to cause to be delivered to the other an update, dated the Closing Date, of the letter of its independent auditors described in the preceding sentence.

     6.5 Legal Conditions to Merger. Each of AMI and NPB shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and the consummation of the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party that is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) to result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(e). Each of AMI and NPB will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

     6.6 Affiliates; Pooling of Interests. Neither NPB nor AMI shall take or case to be taken any action, whether before or after the Closing Date, which would disqualify the transaction contemplated herein as a pooling of interests for accounting purposes. NPB and AMI shall use their best efforts to prevent their stockholders from taking any action prohibited under the Affiliate Agreements that would disqualify the transaction contemplated herein as a pooling of interests for accounting purposes.

     (a) The parties shall deliver to one another a list identifying all persons, if any, who at the time the Merger is submitted for approval to the stockholders of AMI ("Affiliates"), may be deemed "affiliates" of AMI and NPB for purposes of Rule 145 under the Securities Act and for purposes of qualifying for pooling of interests accounting treatment. AMI and NPB shall use their best efforts to cause each Affiliate to deliver to the other party, on or prior to October 1, 1996, a written agreement ("Affiliate Agreement"), in the form of
Exhibit 6.6 hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of NPB Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. The parties shall promptly advise one another if any person becomes or ceases to be an Affiliate.

     (b) The parties shall use their best efforts to cause each person who is identified as an Affiliate to deliver to the other party, on or prior to the mailing of the Proxy Statement referred to in Section 7.4, a written agreement in the form of Exhibit 6.6, providing that such Affiliate will not thereafter sell or in any way reduce such Affiliate's risk relative to any shares of AMI Common Stock during the period commencing 30 days prior to the AMI stockholders meeting and will not sell or otherwise reduce such person's risk relative to any shares of NPB Common Stock acquired under this Agreement until publication of financial results covering at least 30 days of combined operations of NPB and AMI within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1, "Codification of Financial Reporting Policies," sec.201.01 47 F.R. 21039 (April 15, 1982), except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities Exchange Commission, or such later time as notified by NPB so as to ensure that the transactions contemplated by this Agreement qualify as a pooling of interests. During the period between the date of this Agreement and the thirtieth day prior to the AMI stockholders meeting, AMI shall use its best efforts to cause each person who is identified as an Affiliate to formally notify AMI of any and all proposed sales or acquisitions of AMI or NPB Common Stock in advance of any such acquisition or sale. Such notification will permit NPB to review the circumstances of the proposed transaction with its advisors to ensure that pooling of interests accounting is not compromised by such sales or purchases.

     6.7 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and shall promptly advise the other both orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. NPB and AMI shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, and subject to Section 7.1 hereof, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

     6.8 Accounting Methods. Except as otherwise contemplated by Section 7.13, AMI shall not change its methods of accounting in effect at April 30, 1996, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors. AMI will not change its fiscal year.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     7.1 Access and Information.

     (a) AMI and NPB and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

     (b) All information furnished by AMI to NPB or furnished by NPB to AMI pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement, and such Confidentiality Agreement shall survive the termination of this Agreement.

     7.2 No Solicitation of Transactions. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, neither AMI nor any of its subsidiaries will, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 7.2, "affiliates") or otherwise, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of AMI under applicable law as advised by independent counsel in connection with an unsolicited proposal, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their affiliates relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such entity or any of its subsidiaries, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) such entity or any subsidiary, or (x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). AMI will notify NPB orally (within one business day) and in writing (as promptly as practicable) if any such Acquisition Proposals (including the identity of the persons making such proposals and, subject to the fiduciary duties of the Board of Directors of AMI, the terms of such proposals) are received and furnish to NPB a copy of any written proposal relating thereto.

     7.3 Registration Statement. As promptly as practicable, NPB and AMI shall cooperate and prepare and NPB shall file with the SEC the Registration Statement and use reasonable efforts to have the Registration Statement declared effective. NPB shall also use reasonable efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the shares of NPB Common Stock pursuant hereto. AMI shall furnish NPB with all information concerning AMI and the holders of its capital stock and shall take such other action as NPB may reasonably request in connection with such Registration Statement and issuance of shares of NPB Common Stock.

     7.4 Proxy Statement; Stockholder Approval. AMI, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

     (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and shall use its best efforts, except to the extent required in the exercise of the fiduciary duties of the Board of Directors of AMI under applicable law as advised by independent counsel, to obtain such stockholders' approval; and

     (b) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of AMI under applicable law as advised by independent counsel, recommend approval and adoption of this Agreement by the stockholders of AMI, and include in the Proxy Statement such recommendation, and take all lawful action to solicit such approval.

     (c) As promptly as practicable, the parties shall prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to AMI stockholders. At the stockholders' meeting of AMI, NPB shall vote or cause to be voted in favor of approval and adoption of this Agreement all shares of AMI Common Stock which it beneficially owns at such time, if any. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to AMI's stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance satisfactory to NPB and AMI.

     7.5 Nasdaq National Market. NPB shall notify the Nasdaq National Market of the listing of the shares of NPB Common Stock to be issued pursuant to the Merger.

     7.6 Antitrust Laws. As promptly as practicable, AMI and NPB shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.1 hereof, AMI will furnish to NPB, and NPB will furnish to AMI, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to
Section 7.1 hereof, AMI will provide NPB, and NPB will provide AMI, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except to the extent that NPB or AMI is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     7.7 Certain Employee Benefit Plans Matters.

     (a) NPB confirms to AMI that it is NPB's present intent to provide after the Effective Time to continuing employees of AMI and its subsidiaries employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to NPB's employees on the date of this Agreement, except as otherwise provided in Schedule 7.7(a). To the extent the NPB employee benefit programs provide medical or dental welfare benefits after the Closing Date, NPB shall cause all pre-existing condition exclusions and actively at work requirements to be waived, and NPB shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the NPB employee benefit programs for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

     (b) AMI hereby confirms to NPB that (i) all AMI Stock Options under the AMI 1985 Incentive Stock Option Plan and Amended and Restated 1988 Stock Option Plan shall carry over and become options to acquire NPB Common Stock, and (ii) AMI's Board of Directors shall not cause such options vesting or exercisability to be accelerated unless and except to the extent that such acceleration is automatic under the terms of the applicable agreement.

     (c) AMI shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

     7.8 Stock Options and Warrants.

     (a) As of the Effective Time, any stock options, warrants or convertible securities, which are outstanding as of the date hereof and have not expired as of the Effective Time shall be assumed by NPB and converted into options, warrants or convertible securities, as the case may be to purchase the number of shares of NPB Common Stock (rounded up to the nearest whole share) equal to the number of shares of AMI Common Stock subject to such options, warrants or convertible security, as the case may be, multiplied by the Exchange Ratio, at an exercise price per share of NPB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of AMI Common Stock under such options, warrants or convertible securities, as the case may be, immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any AMI stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code to the effect that the number of shares shall be rounded down to the nearest whole share and the exercise price shall be rounded up to the nearest penny. Except as provided above, the converted stock options, warrants or convertible securities, as the case may be, shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to stock options, warrants or convertible securities, as the case may be, immediately prior to the Effective Time.

     (b) No such option, warrant or convertible security shall be converted into a stock option, warrant or convertible security to purchase a partial share of NPB Common Stock.

     (c) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options, warrants or convertible securities.

     (d) NPB agrees that as soon as practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to the Registration Statement, in order to register the shares of NPB Common Stock issuable upon exercise of the aforesaid converted AMI Stock Options.

     7.9 Director and Officer Indemnification, Etc.

     (a) For a period of six (6) years from the Effective Time, NPB and the Surviving Corporation each agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of AMI (the "Indemnified Parties") under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of AMI shall survive the Effective Time, and NPB and the Surviving Corporation each agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted under the provisions existing on the date hereof of AMI's Articles of Incorporation and Bylaws and indemnification agreements of AMI. The provisions of this Section 7.9 shall be binding on NPB's successors and assigns.

     (b) For a period of six (6) years after the Effective Time, NPB shall maintain, with respect to claims arising from facts or events which occurred before the Effective Time, officers' and directors' liability insurance covering the Indemnified Parties who are currently covered (in their capacities as officers and directors) by AMI's existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance.

     7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, so long as this Agreement is in effect, NPB and AMI agree that they will each obtain the approval of the other party prior to issuing any press release or any other written communication (including any written communication to employees) and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

     7.11 Expenses. Except as provided in Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except that if the Merger is not consummated NPB and AMI shall share equally the expenses incurred in connection with filings under the HSR Act, printing and mailing the Proxy Statement and all aspects of the Registration Statement.

     7.12 Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings and to obtain from each natural person who owns of record any shares of the capital stock of any subsidiary of AMI a power of attorney, in form acceptable to NPB and its counsel, appointing one or more representatives of NPB as attorney in fact for such person, effective as of the Effective Time, for purposes of executing any Reports and taking any other actions required to transfer record ownership of such shares to such entity as NPB shall determine. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of NPB and AMI shall take all such necessary action.

     (b) NPB and AMI each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

     (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     7.13 AMI Accruals and Reserves. Prior to the Closing Date, AMI shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of AMI's business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of NPB. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 7.13. Notwithstanding the foregoing, AMI shall not be obligated to take in any respect any such action pursuant to this Section 7.13 (other than pursuant to the preceding sentence) unless and until NPB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     7.14 FIRPTA. AMI shall, prior to the Closing Date, provide NPB with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter which states that shares of capital stock of AMI do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying NPB's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, AMI shall have provided NPB, as agent for AMI, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of AMI upon the Closing of the Merger.

     7.15 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, AMI and the members of the Board of Directors of AMI shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of AMI under applicable law as advised by independent counsel.

     7.16 Management Incentive Plan. AMI shall cause its current Management Incentive Plan ("MIC Plan") to terminate effective as of the Closing Date. Each of the participants in the MIC Plan on the Closing Date shall be entitled to receive a pro rata amount equal to the amounts accrued with respect to such participant under the MIC Plan as of such date.

     7.17 Existing Agreements With AMI Officers and Employees. NPB confirms that upon consummation of the Merger, it shall assume the obligations of AMI under those certain agreements with AMI officers and employees set forth on
Schedule 7.17.

     7.18 Consulting Agreements. NPB shall enter into consulting agreements on the terms and conditions set forth on Schedule 7.18 with the individuals indicated on such schedule.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by both AMI and NPB:

          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the NPB Common Stock to be issued to AMI stockholders in connection with the Merger shall have been received.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the favorable vote of a majority of the shares of outstanding capital stock of AMI entitled to vote thereon at a stockholders meeting at which a quorum is present in accordance with applicable law.

          (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of Minnesota, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not materially, adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. NPB shall have received all state securities or blue sky permits and other authorizations necessary to issue the shares of NPB Common Stock in exchange for the shares of AMI Common Stock and to consummate the Merger.

          (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon NPB or its subsidiaries or AMI or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (f) NPB and AMI shall have received (i) a letter, dated the Closing Date, addressed to NPB from Price Waterhouse, in response to a letter from NPB summarizing the relevant facts and in form and substance reasonably satisfactory to NPB, a copy of which shall be provided to AMI, and (ii) a letter, dated the Closing Date, addressed AMI from Ernst & Young LLP, in response to a letter from AMI summarizing the relevant facts and in form and substance reasonably satisfactory to AMI, a copy of which shall be given to NPB, in each case to the effect that Price Waterhouse and Ernst & Young LLP concur with NPB management's and AMI management's conclusion, respectively, that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles. Price Waterhouse shall also have received from Ernst & Young, a letter in form and substance satisfactory to Price Waterhouse, that Ernst & Young is not aware of any fact concerning AMI or any of its affiliates that would preclude NPB from accounting for the Merger by the "pooling of interests" method for financial reporting purposes.

          (g) The aggregate amount of cash required to paid on account of all Excluded Shares and with respect to any cash payments for fractional shares pursuant to Section 3.4 shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the shares of NPB Common Stock issuable in exchange for shares of AMI Common Stock at the Effective Time.

     8.2 Conditions to Obligation of AMI to Effect the Merger. The obligation of AMI to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by AMI:

          (a) NPB shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of NPB contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and AMI shall have received a certificate of the President or an Executive Vice President of NPB as to the satisfaction of this condition.

          (b) AMI shall have received an opinion of Best & Flanagan, PLLP, counsel to AMI, dated the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that NPB and AMI will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of officers of NPB, AMI, affiliates of the foregoing and others. In addition, AMI shall have received the opinion, dated the Closing Date, of Morrison & Foerster, counsel for NPB, covering the matters set forth in Exhibit 8.2(b).

          (c) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in NPB's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by NPB to AMI prior to the execution of this Agreement).

          (d) The shares of NPB Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market.

     8.3 Conditions to Obligations of NPB to Effect the Merger. The obligations of NPB to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by NPB:

          (a) AMI shall have performed in all material respects its obligations under this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of AMI contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and NPB shall have received a Certificate of the President or an Executive Vice President of AMI as to the satisfaction of this condition.

          (b) AMI shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of AMI or any subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not materially adversely affect the consummation of the transactions contemplated hereby or in the aggregate have a Material Adverse Effect on the Surviving Corporation and its subsidiaries taken as a whole.

          (c) NPB shall have received the opinion of Morrison & Foerster, counsel to NPB, dated the Closing Date and addressed to NPB, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that NPB and AMI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of officers of AMI, NPB, affiliates of the foregoing and others. In addition, NPB shall have received the opinion, dated the Closing Date, of Best & Flanagan, PLLP, counsel for AMI, covering the matters set forth in Exhibit 8.3(c).

          (d) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in AMI's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by AMI to NPB prior to the execution of this Agreement).

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of AMI or NPB:

          (a) by mutual written consent of NPB and AMI;

          (b) by either NPB or AMI if the Merger shall not have been consummated on or before February 28, 1997

          (c) by AMI if there shall have been any material breach of a representation and warranty or material obligation of NPB hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by NPB of notice in writing from AMI specifying such breach and requesting that it be remedied; provided, that such 10 day period shall be extended for so long as NPB shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

          (d) by NPB if there shall have been any material breach of a representation and warranty or material obligation of AMI hereunder and, if such breach is curable, such default shall not have been remedied within 10 days after receipt by AMI of notice in writing from NPB specifying such breach and requesting that it be remedied; provided, that such 10 day period shall be extended for so long as AMI shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

          (e) by NPB if the Board of Directors of AMI shall have (i) withdrawn or modified in a manner adverse to NPB its approval or recommendation (or failed to make such recommendation) of this Agreement or the Merger, or shall have resolved to do any of the foregoing, or (ii) recommended an Acquisition Proposal other than the Merger;

          (f) by either NPB or AMI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree or ruling;

          (g) by NPB, upon written notice to AMI, if any approval of the stockholders of AMI required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

          (h) by AMI, if its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law as advised by independent counsel, determines that such termination is required by reason of another Acquisition Proposal being made with respect to AMI; or

          (i) by AMI, if the Closing Market Value of NPB Common Stock is less than $22.75; provided that NPB may negate such termination by notifying AMI, within 24 hours of receiving AMI's termination notice (both of which notices may be given orally), of NPB's election to determine the Exchange Ratio by dividing (A) $10.00 by (B) the Closing Market Value.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of either NPB or AMI or their respective officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.11, 9.3, and 10.2 hereof which shall survive the termination). Moreover, in the event of termination of this Agreement pursuant to Section 9.1(c) or 9.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Upon request therefor, each party will redeliver or, at the option of the party receiving such request, destroy all Reports, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     9.3 Cancellation Fees; Expenses.

     (a) If at any time (i) AMI shall have entered into an agreement, including without limitation an agreement in principle, with respect to an Acquisition Proposal, other than the Merger contemplated by this Agreement; (ii) AMI shall breach any of the provisions of Section 7.2 above or shall recommend or approve an Acquisition Proposal pursuant to Section 7.2; or (iii) any person, entity or group of persons or entities acting in concert shall acquire beneficial ownership of more than fifteen percent (15%) of the voting securities of AMI as a result of an Acquisition Proposal and, in the case of (i) or (ii), this Agreement is terminated pursuant to Section 9.1(d), Section 9.1(e), Section 9.1(g) or Section 9.1(h); then NPB shall be entitled to be paid by AMI a fee in cash or immediately available funds of One Million Eight Hundred Thousand U.S. Dollars ($1,800,000) (the "Cancellation Fee").

     (b) AMI shall pay to NPB the Cancellation Fee provided in Section 9.3(a) above within ten (10) days of written demand therefor by the NPB. The payment of the Cancellation Fee shall be conditioned on there being no material breach of the obligations of NPB hereunder. If AMI fails to pay any amount due NPB pursuant to this Section 9.3 when due, AMI shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto (the "Prime Rate") and shall reimburse NPB for all reasonable attorneys' fees and other costs and expenses incurred by NPB in collecting such amount from AMI.

     (c) In the event that either AMI or NPB terminates this Agreement pursuant to, respectively, Section 9.1(c) or Section 9.1(d) hereof, then the nonterminating party shall pay to the terminating party the terminating party's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal advisors) ("Expense Reimbursement Payment"); provided, however, that the terminating party shall not be entitled to any Expense Reimbursement Payment pursuant to this Section 9.3(c) if at the time of termination the nonterminating party also would have been entitled to terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(d), as applicable.

     (d) In the event that this Agreement is terminated pursuant to Section 9.1(a), (b), or (f), then NPB shall pay to AMI a reimbursement fee equal to the lesser of $500,000 or all of AMI's documented out-of-pocket expenses with respect to the matters set forth in Schedule 9.3(d).

     9.4 Amendment. This Agreement may be amended by action taken by NPB and AMI at any time before or after approval hereof by the stockholders of AMI, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond
the Effective Time except that the agreements contained in Sections   3.1, 3.2,
3.3, 3.4, 3.5, 3.7, 7.7, 7.8, 7.9, 7.11, 7.12(a), 7.16, 7.17, 7.18, 9.3, 10.1,
10.6 and 10.7 hereof shall survive beyond the Effective Time, and the agreements of the Affiliates delivered pursuant to Section 6.6 shall survive beyond the Effective Time.

     10.2 Brokers.

     (a) AMI represents and warrants to NPB that, (i) except for its financial advisor, Dain Bosworth Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AMI and (ii) a true and complete copy of all engagement letters or agreements between AMI and Dain Bosworth Incorporated and between AMI and any third party for whom any amounts payable contingent upon consummation of the Merger, have previously been delivered to NPB.

     (b) NPB represents and warrants to AMI that, (i) except for its financial advisors, Robertson, Stephens & Company, L.P., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NPB and (ii) a true and complete copy of engagement letter or agreement between NPB and Robertson, Stephens & Company, L.P. and between NPB and any third party for whom any amounts payable are contingent upon consummation of the Merger, have previously been delivered to AMI.

     10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to NPB, to:

          Nellcor Puritan Bennett Incorporated
          4280 Hacienda Drive
          Pleasanton, California 94588
          Attention:Laureen DeBuono
                   Executive Vice President, Human Resources,
                   General Counsel and Corporate Secretary

        with a copy to:
              Morrison & Foerster LLP
          Twelfth Floor
          19900 MacArthur Boulevard
          Irvine, California 92612
          Attention: Robert M. Mattson, Jr., Esq.

        (b) If to AMI, to:
           Aequitron Medical, Inc.
           14800 -- 28th Avenue North
           Minneapolis, Minnesota 55447
           Attention:Bill Milne
                   Chief Financial Officer

        with a copy to:
              Best & Flanagan, PLLP
          4000 First Bank Place
          601 Second Avenue South
          Minneapolis, Minnesota 55402-4331
          Attention: Robert J. Christianson, Esq.

     10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, Disclosure Schedules and other Reports and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) except for Sections 7.7, 7.8, 7.9, 7.16, 7.17, and 7.18, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, provided that NPB may assign its rights and obligations hereunder to a direct or indirect subsidiary of NPB, but no such assignment shall relieve NPB of its obligations hereunder.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     10.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.9 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient forum.

     10.10 Investigation. The respective representations of warranty of NPB and AMI contained herein or in the certificates or other Reports delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     10.11 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of NPB or AMI, the written consent of the Chief Executive Officer of NPB or AMI, as the case may be shall be sufficient to constitute such consent.

     IN WITNESS WHEREOF, each of NPB and AMI has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Nellcor Puritan Bennett Incorporated

                                          By:            /s/  C. RAYMOND LARKIN,
                                              JR.

                                            ------------------------------------
                                            Name: C. Raymond Larkin, Jr.
                                            Title: President and Chief
                                                Executive Officer

                                          Aequitron Medical, Inc.

                                          By:   /s/  JAMES B. HICKEY, JR.

                                            ------------------------------------
                                            Name: James B. Hickey
                                            Title: Chief Executive Officer and
                                              President